Exhibit 99.1

Bank of the Ozarks, Inc. Announces Third Quarter 2011 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 12, 2011--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended September 30, 2011 was $18.9 million, a 6.5% decrease from $20.2 million for the third quarter of 2010. Diluted earnings per common share for the third quarter of 2011 were $0.55, a 6.8% decrease from $0.59 for the third quarter of 2010.

The Company made no Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions during the third quarter of 2011, but its results for the quarter just ended included after-tax costs of $0.7 million, or $0.02 per diluted common share, related to completion of systems conversions for acquisitions previously made. Results for the third quarter of 2010 included the effects of two FDIC-assisted acquisitions which, net of acquisition and conversion costs, contributed approximately $8.8 million after taxes to net income, or $0.26 to diluted earnings per common share.

For the nine months ended September 30, 2011, net income totaled $83.8 million, a 77.9% increase from net income of $47.1 million for the first nine months of 2010. Diluted earnings per common share for the first nine months of 2011 were $2.43, a 76.1% increase from $1.38 for the first nine months of 2010.

The Company’s results for the first nine months of 2011 included gains recognized on a total of three FDIC-assisted acquisitions, two in this year’s second quarter and one in this year’s first quarter. After taxes, gains on these three acquisitions, net of acquisition and conversion costs, contributed approximately $36.6 million to net income for the first nine months of 2011, or $1.06 to diluted earnings per common share. For the first nine months of 2010, the Company’s results included gains recognized on three FDIC-assisted acquisitions which, net of acquisition and conversion costs, contributed approximately $14.4 million after taxes to net income, or $0.42 to diluted earnings per common share.

On August 16, 2011 the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on August 5, 2011. All share and per share information contained in this release has been adjusted to give effect to this stock split.

The Company’s annualized returns on average assets and average common stockholders’ equity for the third quarter of 2011 were 1.91% and 18.97%, respectively, compared to 2.60% and 26.28%, respectively, for the third quarter of 2010. Annualized returns on average assets and average common stockholders’ equity for the nine months ended September 30, 2011 were 3.01% and 31.01%, respectively, compared to 2.15% and 21.79%, respectively, for the nine months ended September 30, 2010.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report excellent third quarter results. Highlights of the quarter included record net interest income, our best quarterly net interest margin as a public company, record service charge income, favorable asset quality and good growth in non-covered loans and leases.”

Excluding loans covered by FDIC loss share agreements (“covered loans”), loans and leases were $1.86 billion at September 30, 2011, a 1.4% decrease from $1.89 billion at September 30, 2010, but a 3.4% increase from $1.80 billion at June 30, 2011. Including covered loans, total loans and leases were $2.73 billion at September 30, 2011, a 19.5% increase from $2.28 billion at September 30, 2010 and a 0.6% increase from $2.71 billion at June 30, 2011.

Deposits were $3.05 billion at September 30, 2011, a 26.1% increase from $2.42 billion at September 30, 2010, but a 3.9% decrease from $3.17 billion at June 30, 2011.

Total assets were $3.93 billion at September 30, 2011, a 23.8% increase from $3.18 billion at September 30, 2010, but a 2.4% decrease from $4.03 billion at June 30, 2011.

Common stockholders’ equity was $407 million at September 30, 2011, a 28.8% increase from $316 million at September 30, 2010. Book value per common share was $11.87 at September 30, 2011, a 27.6% increase from $9.30 at September 30, 2010. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets was 10.35% as of September 30, 2011, a 40 basis point increase from 9.95% as of September 30, 2010. Its ratio of tangible common stockholders’ equity to tangible total assets was 10.06% as of September 30, 2011, a 32 basis point increase from 9.74% as of September 30, 2010.

NET INTEREST INCOME

Net interest income for the third quarter of 2011 was a record $44.3 million, a 35.3% increase from $32.8 million for the third quarter of 2010. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.90% for the third quarter of 2011, a 59 basis point increase from 5.31% for the third quarter of 2010. Average earning assets were $3.13 billion for the third quarter of 2011, a 19.2% increase from $2.63 billion for the third quarter of 2010.

Net interest income for the nine months ended September 30, 2011 was $122.9 million, a 37.0% increase from $89.7 million for the nine months ended September 30, 2010. The Company’s net interest margin (FTE) for the first nine months of 2011 was 5.77%, a 63 basis point increase from 5.14% for the first nine months of 2010. Average earning assets were $3.01 billion for the first nine months of 2011, an 18.7% increase from $2.53 billion for the first nine months of 2010.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2011 was $16.1 million, a 36.2% decrease from $25.2 million for the third quarter of 2010. Non-interest income for the third quarter of 2010 included bargain purchase gains of $16.1 million on two FDIC-assisted acquisitions. The Company had no such bargain purchase gains in the third quarter of 2011.

Non-interest income for the nine months ended September 30, 2011 was $104.1 million, a 101.5% increase from $51.7 million for the nine months ended September 30, 2010. These results included bargain purchase gains of $65.7 million on three FDIC-assisted acquisitions in the first nine months of 2011 compared to $26.2 million on three FDIC-assisted acquisitions in the first nine months of 2010.

Service charges on deposit accounts were a record $4.73 million in the third quarter of 2011, an 18.3% increase from $4.00 million in the third quarter of 2010. Service charges on deposit accounts were $13.2 million for the first nine months of 2011, an 18.1% increase from $11.1 million for the first nine months of 2010.

Mortgage lending income was $0.82 million in the third quarter of 2011, a 20.4% decrease from $1.02 million in the third quarter of 2010. Mortgage lending income was $2.13 million in the first nine months of 2011, a 10.0% decrease from $2.37 million in the first nine months of 2010.

Trust income was $0.81 million in the third quarter of 2011, a 1.0% increase from $0.80 million in the third quarter of 2010. Trust income was $2.40 million in the first nine months of 2011, a 4.9% decrease from $2.52 million in the first nine months of 2010.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $2.86 million in the third quarter of 2011 compared to $0.91 million in the third quarter of 2010. For the first nine months of 2011, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $7.78 million compared to $1.18 million in the first nine months of 2010. Other loss share income was $2.98 million in the third quarter of 2011 compared to $0.30 million in the third quarter of 2010. Other loss share income was $4.93 million in the first nine months of 2011 compared to $0.30 million in the first nine months of 2010. Income from these sources increased in the third quarter and first nine months of 2011 compared to such periods in 2010 primarily because the Company had entered into seven FDIC-assisted acquisitions at September 30, 2011 compared to three at September 30, 2010.

Net gains on investment securities were $0.64 million in the third quarter of 2011 compared to $0.57 million in the third quarter of 2010. For the first nine months of 2011, net gains on investment securities were $0.99 million compared to $4.32 million in the first nine months of 2010.

Net gains on sales of other assets were $1.73 million in the third quarter of 2011 compared to $0.27 million in the third quarter of 2010. Net gains on sales of other assets were $2.84 million in the first nine months of 2011 compared to $0.23 million in the first nine months of 2010. The increases in net gains on sales of other assets in the third quarter and first nine months of 2011 compared to such periods in 2010 are primarily due to net gains on sales of foreclosed real estate covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2011 was $31.8 million, a 34.9% increase from $23.6 million for the third quarter of 2010. These results included acquisition and conversion costs of $1.21 million in the third quarter of 2011 compared to $1.67 million in the third quarter of 2010, and included $1.44 million of write downs of other real estate owned in the third quarter of 2011 compared to $2.74 million in the third quarter of 2010. The Company’s efficiency ratio for the quarter ended September 30, 2011 was 50.8% compared to 39.0% for the third quarter of 2010.

Non-interest expense for the first nine months of 2011 was $93.2 million, a 50.0% increase from $62.1 million for the first nine months of 2010. These results included acquisition and conversion costs of $5.49 million in the first nine months of 2011 compared to $2.50 million in the first nine months of 2010, and included $8.88 million of write downs of other real estate owned in the first nine months of 2011 compared to $7.13 million in the first nine months of 2010. The Company’s efficiency ratio for the first nine months of 2011 was 39.9% compared to 41.7% for the first nine months of 2010.

Other increases in non-interest expense in the third quarter and first nine months of 2011 compared to such periods in 2010 include expenses attributable to the Company’s addition of offices and personnel, primarily through the FDIC-assisted acquisitions, extensive training activities associated with the Company’s acquired offices, increased expenses for loan collection, repossessions and foreclosed real estate related to the Company’s acquired portfolios and ongoing due diligence related to the Company’s FDIC-assisted acquisition opportunities. The Company had 113 offices and 1,102 full-time equivalent employees at September 30, 2011 compared to 90 offices and 838 full-time equivalent employees at September 30, 2010.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed real estate covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At September 30, 2011, the carrying value of loans covered by loss share was $865.1 million, foreclosed real estate covered by loss share was $73.2 million and the FDIC loss share receivable was $318.7 million. At September 30, 2010, the carrying value of loans covered by loss share was $391.0 million, foreclosed real estate covered by loss share was $17.5 million and the FDIC loss share receivable was $123.7 million. The carrying values at September 30, 2010 have been adjusted to reflect the Company’s final valuations for assets acquired and liabilities assumed from its first three FDIC-assisted acquisitions in 2010. As a result of the FDIC indemnification related to loans, repossessions and foreclosed real estate covered by loss share and the net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases were 1.22% as of September 30, 2011, a 32 basis point increase from 0.90% as of September 30, 2010 and a 13 basis point increase from 1.09% as of June 30, 2011.

Nonperforming assets as a percent of total assets were 1.45% as of September 30, 2011, a 40 basis point decrease from 1.85% as of September 30, 2010, but a six basis point increase from 1.39% as of June 30, 2011.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 1.89% as of September 30, 2011, a one basis point decrease from 1.90% as of September 30, 2010 and a 58 basis point decrease from 2.47% as of June 30, 2011.

The Company’s annualized net charge-off ratio for the third quarter of 2011 was 0.33%, a 55 basis point decrease from 0.88% for the third quarter of 2010. For the third quarter of 2011, the Company’s net charge-offs were $1.49 million, a decrease from $4.23 million for the third quarter of 2010.

The Company’s annualized net charge-off ratio for the first nine months of 2011 was 0.63%, a 17 basis point decrease from 0.80% for the first nine months of 2010. For the first nine months of 2011, the Company’s net charge-offs were $8.59 million, a decrease from $11.27 million for the first nine months of 2010.

For the third quarter of 2011, the Company’s provision for loan and lease losses decreased to $1.5 million compared to $4.3 million for the third quarter of 2010. For the first nine months of 2011, the Company’s provision for loan and lease losses decreased to $7.5 million compared to $11.9 million for the first nine months of 2010.

The Company’s allowance for loan and lease losses was $39.1 million, or 2.10% of total loans and leases, at September 30, 2011 compared to $40.3 million, or 2.13% of total loans and leases, at September 30, 2010 and $39.1 million, or 2.17% of total loans and leases, at June 30, 2011.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, October 13, 2011. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-300-2343 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 8694378. The telephone playback will be available through October 20, 2011, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted acquisitions or problems with integrating or managing such acquisitions; opportunities to profitably deploy capital; the ability to attract new deposits, loans, and leases or retain deposits, loans and leases; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2010 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 113 offices, including 66 Arkansas offices, 29 Georgia offices, ten Texas offices, four Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	% Change	2011	2010	% Change
Income statement data:
Net interest income	$44,336	$32,768	35.3%	$122,895	$89,690	37.0%
Provision for loan and lease losses	1,500	4,300	(65.1)	7,500	11,900	(37.0)
Non-interest income	16,071	25,183	(36.2)	104,119	51,676	101.5
Non-interest expense	31,800	23,565	34.9	93,191	62,140	50.0
Net income available to common stockholders	18,904	20,225	(6.5)	83,751	47,070	77.9

Common stock data:*
Net income per share – diluted	$0.55	$0.59	(6.8)%	$2.43	$1.38	76.1%
Net income per share – basic	0.55	0.59	(6.8)	2.45	1.39	76.3
Cash dividends per share	0.095	0.075	26.7	0.27	0.22	22.7
Book value per share	11.87	9.30	27.6	11.87	9.30	27.6
Diluted shares outstanding (thousands)	34,510	34,134		34,434	34,030
End of period shares outstanding (thousands)	34,277	33,980		34,277	33,980

Balance sheet data at period end:
Assets	$3,930,647	$3,175,810	23.8%	$3,930,647	$3,175,810	23.8%
Loans and leases not covered by loss share	1,863,114	1,888,936	(1.4)	1,863,114	1,888,936	(1.4)
Allowance for loan and lease losses	39,136	40,250	(2.8)	39,136	40,250	(2.8)
Loans covered by loss share	865,096	391,014	121.2	865,096	391,014	121.2
Foreclosed real estate covered by loss share	73,249	17,540	317.6	73,249	17,540	317.6
FDIC loss share receivable	318,730	123,702	157.7	318,730	123,702	157.7
Investment securities	439,596	412,443	6.6	439,596	412,443	6.6
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	7,473	2,293	225.9	7,473	2,293	225.9
Deposits	3,046,469	2,415,714	26.1	3,046,469	2,415,714	26.1
Repurchase agreements with customers	46,334	55,750	(16.9)	46,334	55,750	(16.9)
Other borrowings	289,353	294,502	(1.7)	289,353	294,502	(1.7)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	406,945	316,072	28.8	406,945	316,072	28.8
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	7,930	10,624	(25.4)	7,930	10,624	(25.4)
Loan and lease including covered loans to deposit ratio	89.55%	94.52%		89.55%	94.52%

Selected ratios:
Return on average assets**	1.91%	2.60%		3.01%	2.15%
Return on average common stockholders’ equity**	18.97	26.28		31.01	21.79
Average common equity to total average assets	10.05	9.90		9.72	9.85
Net interest margin – FTE**	5.90	5.31		5.77	5.14
Efficiency ratio	50.75	39.02		39.86	41.71
Net charge-offs to average loans and leases**(1)	0.33	0.88		0.63	0.80
Nonperforming loans and leases to total loans and leases(1)	1.22	0.90		1.22	0.90
Nonperforming assets to total assets(1)	1.45	1.85		1.45	1.85
Allowance for loan and lease losses to total loans and leases(1)	2.10	2.13		2.10	2.13

Other information:
Non-accrual loans and leases(1)	$22,805	$17,044		$22,805	$17,044
Accruing loans and leases – 90 days past due(1)	-	-		-	-
ORE and repossessions(1)	34,338	41,868		34,338	41,868

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans, repossessions and/or foreclosed real estate covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11
Earnings Summary:
Net interest income	$28,495	$27,193	$29,729	$32,768	$33,945	$36,083	$42,476	$44,336
Federal tax (FTE) adjustment	2,229	2,649	2,554	2,447	2,341	2,318	2,235	2,256
Net interest income (FTE)	30,724	29,842	32,283	35,215	36,286	38,401	44,711	46,592
Provision for loan and lease losses	(5,600)	(4,200)	(3,400)	(4,300)	(4,100)	(2,250)	(3,750)	(1,500)
Non-interest income	13,257	17,365	9,127	25,183	18,646	12,990	75,058	16,071
Non-interest expense	(19,001)	(17,471)	(21,110)	(23,565)	(25,274)	(26,192)	(35,200)	(31,800)
Pretax income (FTE)	19,380	25,536	16,900	32,533	25,558	22,949	80,819	29,363
FTE adjustment	(2,229)	(2,649)	(2,554)	(2,447)	(2,341)	(2,318)	(2,235)	(2,256)
Provision for income taxes	(4,472)	(6,944)	(3,488)	(9,878)	(6,303)	(6,004)	(28,380)	(8,220)
Noncontrolling interest	17	11	32	17	17	3	13	17
Preferred stock dividend	(3,048)	-	-	-	-	-	-	-
Net income available to common stockholders	$ 9,648	$15,954	$10,890	$20,225	$16,931	$14,630	$50,217	$18,904

Earnings per common share – diluted *	$ 0.29	$ 0.47	$ 0.32	$ 0.59	$ 0.49	$ 0.43	$ 1.46	$0.55

Non-interest Income:
Service charges on deposit accounts	$ 3,338	$ 3,202	$ 3,933	$ 4,002	$ 4,019	$ 3,838	$ 4,586	$4,734
Mortgage lending income	682	527	815	1,024	1,495	681	634	815
Trust income	880	922	794	802	888	782	803	810
Bank owned life insurance income	1,729	464	534	580	574	568	575	585
Gains (losses) on investment securities	6,322	1,697	2,052	570	226	152	199	638
Gains (losses) on sales of other assets	(142)	(73)	38	267	571	407	705	1,727
Gains on FDIC-assisted transactions	-	10,037	-	16,122	8,859	2,952	62,756	-
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	-	-	271	906	1,252	1,998	2,923	2,861
Other loss share income, net	-	-	-	295	304	971	984	2,976
Other	448	589	690	615	458	641	893	925
Total non-interest income	$13,257	$17,365	$ 9,127	$25,183	$18,646	$12,990	$75,058	$16,071

Non-interest Expense:
Salaries and employee benefits	$ 8,131	$ 8,275	$ 8,996	$10,539	$12,351	$11,647	$14,817	$14,597
Net occupancy expense	2,156	2,421	2,416	2,782	2,999	3,106	3,775	4,301
Other operating expenses	8,686	6,748	9,587	10,111	9,764	11,211	16,172	12,398
Amortization of intangibles	28	27	111	133	160	228	436	504
Total non-interest expense	$19,001	$17,471	$21,110	$23,565	$25,274	$26,192	$35,200	$31,800

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,280	$39,619	$39,774	$40,176	$40,250	$40,230	$39,225	$39,124
Net charge-offs	(5,261)	(4,045)	(2,998)	(4,226)	(4,120)	(3,255)	(3,851)	(1,488)
Provision for loan and lease losses	5,600	4,200	3,400	4,300	4,100	2,250	3,750	1,500
Balance at end of period	$39,619	$39,774	$40,176	$40,250	$40,230	$39,225	$39,124	$39,136

Selected Ratios:
Net interest margin - FTE**	4.89%	4.99%	5.10%	5.31%	5.35%	5.61%	5.80%	5.90%
Efficiency ratio	43.20	37.01	50.98	39.02	46.01	50.97	29.39	50.75
Net charge-offs to average loans and leases**(1)	1.08	0.86	0.64	0.88	0.87	0.72	0.85	0.33
Nonperforming loans and leases/total loans and leases(1)	1.24	1.02	0.87	0.90	0.75	0.77	1.09	1.22
Nonperforming assets/total assets(1)	3.06	2.68	2.12	1.85	1.72	1.62	1.39	1.45
Allowance for loan and lease losses to total loans and leases(1)	2.08	2.11	2.11	2.13	2.17	2.17	2.17	2.10
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	1.99	1.70	1.80	1.90	2.02	2.19	2.47	1.89

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Annualized based on actual days.
(1) Excludes loans, repossessions and/or foreclosed real estate covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis - FTE (Dollars in Thousands) Unaudited

	Three Months Ended September 30,						Nine Months Ended September 30,
	2011			2010			2011			2010
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,405	$5	1.60%	$1,180	$4	1.46%	$1,865	$31	2.21%	$1,298	$16	1.64%
Investment securities:
Taxable	109,782	838	3.03	57,056	636	4.42	101,646	2,324	3.06	99,705	3,701	4.96
Tax-exempt – FTE	342,368	6,427	7.45	378,096	6,982	7.33	344,845	19,399	7.52	388,650	21,832	7.51
Loans and leases – FTE	1,796,113	27,799	6.14	1,896,203	29,712	6.22	1,815,004	83,734	6.17	1,893,971	89,044	6.29
Covered loans*	884,864	19,089	8.56	297,941	6,205	8.26	744,069	48,119	8.65	149,035	8,942	8.02
Total earning assets – FTE	3,134,532	54,158	6.85	2,630,476	43,539	6.57	3,007,429	153,607	6.83	2,532,659	123,535	6.52
Non earning assets	800,269			453,313			706,952			398,025
Total assets	$3,934,801			$3,083,789			$3,714,381			$2,930,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,632,593	$2,071	0.50%	$1,200,779	$2,279	0.75%	$1,500,892	$6,854	0.61%	$1,079,036	$6,543	0.81%
Time deposits of $100,000 or more	403,394	888	0.87	443,209	1,365	1.22	446,737	3,219	0.96	479,853	4,466	1.24
Other time deposits	631,347	1,430	0.90	417,080	1,384	1.32	582,906	4,294	0.99	376,975	4,128	1.46
Total interest bearing deposits	2,667,334	4,389	0.65	2,061,068	5,028	0.97	2,530,535	14,367	0.76	1,935,864	15,137	1.05
Repurchase agreements with customers	37,082	35	0.37	51,618	92	0.71	39,944	153	0.51	50,009	302	0.81
Other borrowings	283,176	2,712	3.80	307,264	2,734	3.53	291,484	8,096	3.71	325,175	9,433	3.88
Subordinated debentures	64,950	430	2.63	64,950	470	2.87	64,950	1,288	2.65	64,950	1,323	2.72
Total interest bearing liabilities	3,052,542	7,566	0.98	2,484,900	8,324	1.33	2,926,913	23,904	1.09	2,375,998	26,195	1.47
Non-interest bearing liabilities:
Non-interest bearing deposits	419,349			267,605			377,278			245,223
Other non-interest bearing liabilities	64,069			22,468			45,642			17,214
Total liabilities	3,535,960			2,774,973			3,349,833			2,638,435
Common stockholders’ equity	395,430			305,378			361,123			288,800
Noncontrolling interest	3,411			3,438			3,425			3,449
Total liabilities and stockholders’ equity	$3,934,801			$3,083,789			$3,714,381			$2,930,684

Net interest income – FTE		$46,592			$35,215			$129,703			$97,340
Net interest margin – FTE			5.90%			5.31%			5.77%			5.14%
* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217